EXHIBIT 4.6

                        As amended through December 16, 1991

           HCA -- HOSPITAL CORPORATION OF AMERICA
              NONQUALIFIED INITIAL OPTION PLAN


                          ARTICLE I

1.1       Name.  The name of this Plan is the HCA -- Hospital
Corporation of America Nonqualified Initial Option Plan (the "Plan"). The purpose of this Plan is to allow the Company to grant stock options in connection with the cancellation of stock options of Hospital Corporation of America ("HCA") in connection with the merger of TF Acquisition Inc., a wholly owned subsidiary of the Company ("Acquisition"), with and into HCA (the "Merger") in accordance with an Agreement and Plan of Merger dated November 21, 1988, as amended, among the Company, HCA and Acquisition (the "Merger Agreement"). In accordance with the Merger Agreement, HCA will become a wholly owned subsidiary of the Company upon consummation of the Merger.

1.2 Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below:

     (a) "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

     (b)  "Class A Stock" shall mean Class A Common Stock of the
          Company.

     (c)  "Company" shall mean HCA-Hospital Corporation of America.

     (d) "Common Stock" shall mean Class A Stock, Class B Common Stock and Class C Common Stock of the Company.

     (e) "Effective Date" shall mean the date the Plan is approved by the sole shareholder of the Company.

     (f)  "Exchange Act" is defined in Section 4.1(f) of the Plan.

     (g) "Fair Market Value" shall mean (a) with respect to any share of Class A Stock: (i) if, as of the date of determination, there is a public trading market for shares of Common Stock for which price quotations are readily available, the average of the "high" and "low" prices per share of Class A Stock for the day on which trading occurs immediately preceding the date of determination as reported in The Wall Street Journal or if no "high" and "low" prices are so reported, but there is so reported only a "bid" and "asked" price for such day, the average of the "bid" and "asked" prices as reported in The Wall Street Journal; or (ii) if, as of the date of determination, there is no public trading market for shares of Class A Stock for which price quotations are readily available, the sum of (A) the fair market value of a share of Class A Stock as determined by an appraiser (selected pursuant to the Stockholders Agreement) as of the last day of each fiscal year of the Company and (B) the amount (or, if applicable, fair market value, as determined in good faith by the Board of Directors) of any declared but unpaid cash dividend or property distribution if such dividend or distribution was subtracted by the appraiser in calculating the amount described in the preceding clause (A). In determining the fair market value of any share of Class A Stock, the appraiser shall not take into account any premiums for control, any discounts for minority interests or any restrictions or other limitations on such shares contained in the Stockholders Agreement, including, without limitation, the transfer restrictions and the right of the Company to purchase such shares as provided in the Stockholders Agreement.

     (h) "Initial Public Offering" shall mean the completion of the sale or sales of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933 (other than a registration statement relating to shares of Common Stock issuable upon exercise of options granted under the Plan or relating to any other employee benefit plan of the Company) in which the aggregate public offering price of such sale or sales equals or exceeds $50 million.

     (i) "Participant" shall mean a person named in Schedule A, which is attached hereto and made a part hereof.

     (j) "Merger Date" shall mean the effective date of the merger of TF Acquisition, Inc. into HCA, with HCA as the surviving corporation, pursuant to the Merger Agreement.

     (k) "Proxy Agreement" shall mean the Proxy and Authorization Agreement, dated as of the Merger Date, among certain stockholders pursuant to which certain stockholders will grant to Thomas F. Frist, Jr. an irrevocable proxy to vote such stockholder's Class A Stock.

     (l) "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Merger Date, by the Company, each holder of Common Stock of the Company and each holder of options granted under this Plan providing such persons with certain registration rights.




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     (m)  "Securities Act" shall mean the Securities Act of 1933, as amended.

     (n) "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of the Merger Date, by and among the Company and all persons who, immediately after the Merger Date, will hold shares of Common Stock of the Company or options granted pursuant to this Plan.

     (o) "Voting Agreement" shall mean the Voting Agreement, dated as of the Merger Date, by the Company and certain stockholders of the Company with respect to the management and corporate governance of the Company and HCA.

1.3 Plan Duration. The Plan shall remain in effect for twenty-five (25) years from the Effective Date or until termination by the Board of Directors, whichever occurs first.


                         ARTICLE II

2.1 Plan Administration. The Plan shall be administered by the Board of Directors or, if the Board delegates its authority, by the Compensation Committee of the Board (the "Committee"). The Board of Directors (or, if applicable, the Committee) shall have the authority, consistent with the Plan, to interpret the Plan and the options granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and the options, and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable.

                         ARTICLE III


3.1 Eligibility. Only those persons who are listed on Schedule A hereto are eligible to participate in the Plan.


                         ARTICLE IV

4.1 Grant and Exercise Of Options. (a) Upon the later of the approval of the Plan by the sole stockholder of the Company and the closing of the transactions contemplated by the Subscription Agreement, the Board of Directors (or, if applicable, the Committee) shall grant options to each person listed on Schedule A hereto (each, a "Participant") for the number of shares of Class A Stock set forth opposite such person's name on Schedule A. The exercise price per share of Class A Stock shall be $90.91. An option may not be exercised more than twenty-five (25) years after the date it is granted.

          (b) Option Agreements for options granted hereunder shall contain such provisions as may be required by the terms hereof including provisions concerning the manner by which the options may be exercised and such other provisions (including restrictions on the option and the option stock), as the Board of Directors (or, if applicable, the Committee) shall impose in its discretion.

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          (c)  No option shall be exercised by a Participant unless he shall have executed and delivered to the Company an Option Agreement.

          (d) Appropriate officers of the Company are hereby authorized to prepare, execute and deliver Option Agreements, and amendments thereto, in the name of the Company, with such provisions as from time to time may be dictated by the Board consistent with the provisions hereof.

          (e) Options shall be exercised by delivering or mailing to the Board (or, if applicable, the Committee):

               (1) A notice, in the form and at times prescribed by the Board (or, if applicable, the Committee), specifying the number of shares to be purchased.

               (2) An agreement executed and delivered by the Participant in which the Participant accepts and agrees to the terms of the Stockholders Agreement, the Voting Agreement, the Proxy Agreement or the Registration Rights Agreement to the extent such agreements are in effect on the date of the exercise, unless such Participant is already a party to such agreements and the terms of such agreements will, without any action on the part of the Company or such Participant, be applicable to the shares of Class A Stock issuable in respect of such option.

          (f) The option may be exercised in whole or in part. Upon receipt of such notice and upon payment of the option price for the number of shares to be purchased (i) in cash, (ii) at any time after the Company's Initial Public Offering, in Regulation T cashless exercises or pursuant to such procedure as established by the Board, or (iii) at any time after the Company's Initial Public Offering, by the delivery of certificates for Class A Stock, valued at Fair Market Value, the Company shall promptly deliver to the Participant a certificate or certificates for the shares purchased, without charge to him for issue or transfer tax; provided if the Participant delivering Class A Stock in connection with an exercise is an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such Participant shall acknowledge on a form provided by the Company that such delivery is a "sale" pursuant to Section 16 of the Exchange Act.

          (g) All options granted pursuant to this Plan and shares of Class A Stock acquired pursuant to the exercise of options shall be subject to the provisions of the Stockholders Agreement. In particular, options held by any officer or employee of the Company or any of its subsidiaries and shares of Class A Stock acquired pursuant to an exercise of options by any such officer or employee shall be subject to the provisions of the Stockholders Agreement relating to "puts" and "calls" in the event of the termination of employment of the Participant.



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                          ARTICLE V

5.1 Terms and Conditions Applicable to All Options. All options granted under this Plan shall be subject to the foregoing, and to the following:

          (a) Each option shall be exercisable during and over a period ending twenty-five (25) years from the date of grant.

          (b) Each option shall be fully exercisable from the date of the grant of the option.

          (c) Payment in full, in the manner set forth in Section 4.1(f) above of the Plan shall be made for all shares purchased.

          (d) No optionee shall have any rights of a stockholder with respect to shares subject to his option until he has given written notice of exercise of his option and paid in full for such shares, and a stock certificate has been issued to the optionee for such shares of Class A Stock.

          (e) The Board of Directors (or, if applicable, the Committee) may require each person purchasing shares of Class A Stock pursuant to the option to represent to and agree with the Company in writing that he is acquiring the shares without a view to distribution thereof. If the Class A Stock issuable upon exercise of the option is not registered pursuant to the Securities Act of 1933 at the time the option is exercised, the certificates for such shares may include any legend which the Board of Directors (or, if applicable, the Committee) deems appropriate to reflect any restrictions on transfers.
               If at the time of exercise of any portion of the option granted hereunder, any of the Stockholders Agreement, Voting Agreement, or Proxy Agreement remain in effect, the stock certificates for the shares of Class A Stock issuable upon such exercise will bear the legend required by any such agreement then in effect.

          (f) The option shall not be transferable by the Participant otherwise than by gift to the Participant's spouse, or any of the Participant's ancestors, descendants, siblings, descendants of any sibling or the spouse of any of the foregoing, by will or by the laws of descent and distribution.







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                         ARTICLE VI

6.1 Limitation on Shares of Class A Stock Available Under the Plan. The total number of shares of Class A Stock available to Participants under the Plan is 17,930.

          The grant of a stock option under Article IV shall reduce the available shares by the number of shares subjected to such option. Shares available pursuant to a stock option granted under Article IV which has been cancelled, or has lapsed, expired or otherwise terminated shall not be regranted pursuant to this Plan.

                         ARTICLE VII

7.1       Adjustment Upon Changes in Capitalization.

          (a) Any change in the number of outstanding shares of Common Stock occurring through stock splits, stock dividends or stock consolidations after the adoption of the Plan shall be reflected proportionately in a change in the number of shares subject to options then outstanding and in the amounts remaining available for purchase under outstanding options; and a proportionate change shall be made in the per share option price as to any outstanding options or portions thereof not yet exercised. Fractional shares shall be rounded to the nearest whole shares. If changes in capitalization other than those considered above shall occur, the Board of Directors (or, if applicable, the Committee) shall, in good faith, make such adjustments as it may consider appropriate in the number and class of shares remaining subject to options previously granted and in the per share option price.

          (b) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities or property (including cash) of the Company or of another corporation by reason of reorganization, merger, consolidation, or sale or transfer of all or substantially all of the Company's assets to another corporation, appropriate adjustments shall be made by the Board of Directors (or, if applicable, the Committee), in good faith, in the number and kind of shares, other securities or property as to which outstanding options, or portions thereof then unexercised, shall be exercisable. Any adjustment of the Plan or in outstanding options shall be effective on the effective date of the event giving rise to such adjustment.

                        ARTICLE VIII

8.1 Employment. The establishment of the Plan and awards hereunder shall not be construed as conferring on any Participant any right to employment, continued employment, and the employment of any Participant who is an employee may be terminated without regard to the effect which such action might have upon him or her as a Participant.







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                         ARTICLE IX

9.1 Withholding Taxes. The Board of Directors (or, if applicable, the Committee) may require a Participant receiving Class A Stock pursuant to an option granted hereunder to pay the Company the amount determined by the Company to be the amount required by it to be withheld with respect to the exercise of the option (i) in accordance with Section 3402 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) in order to satisfy the relevant requirements of Section 83 of the Code and the regulations thereunder and (iii) in order to satisfy any similar requirements of state or local governments. However, at any time after an Initial Public Offering, a Participant shall be permitted to pay all or a portion of any federal, state or local withholding taxes in connection with the exercise of options granted under the Plan:

          (i) by electing to have the Company withhold shares of Class A Stock due such Participant upon such exercise, or

          (ii) by tendering previously owned shares of Class A Stock,

such shares withheld pursuant to clause (i) or tendered pursuant to clause
(ii) having a Fair Market Value equal to the amount of tax to be withheld. A Participant's election in respect of the use for withholding of Class A Stock is subject to the following conditions:

          (1) the election must be made on or prior to the date on which the amount to be withheld is required to be determined;

          (2)  the election must be irrevocable; and

          (3) the election is subject to disapproval by the Board (or, if applicable, the Committee).

If the Participant delivering Class A Stock or having his shares reduced is an individual subject to Section 16 of the Exchange Act, such Participant shall acknowledge on a form provided by the Company that such delivery or share reduction is a "sale" pursuant to Section 16 of the Exchange Act. As part of the withholding election, a Participant may pay withholding taxes in excess of the statutory minimum as long as the amount paid does not exceed the Participant's estimated federal, state and local tax obligations associated with the exercise, including FICA and FUTA taxes to the extent applicable.

                          ARTICLE X

10.1 Unfunded Plan. No benefit or promise under the Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company's obligations under the Plan.

                         ARTICLE XI

11.1 Governing Law. This Plan shall be governed by the laws of the State of Delaware.

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                         ARTICLE XII

12.1      Amendment, Modification, and Termination of the Plan.  The
Board of Directors of the Company, at any time may terminate and in any respect amend or modify the Plan; provided, however, that no such action by the Board of Directors, without approval of the Company's shareholders, may: (a) increase the total number of shares of Common Stock available under the Plan in the aggregate or which may be allocated to any one Participant; (b) materially increase the cost of the Plan or the benefits accruing to Participants thereunder, or (c) materially modify the requirements as to eligibility for participation in the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect the rights of any Participant or any estate of any Participant under the Plan without the consent of such Participant.







































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